Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

1)	Registration Statement (Form F-3ASR No. 333-196187) of Grupo Financiero Santander México, S.A.B. de C.V.

of our reports dated April 18, 2016, relating to the consolidated financial statements and financial statement schedules of Grupo Financiero Santander México, S.A.B. de C.V., and the effectiveness of Grupo Financiero Santander México, S.A.B. de C.V.'s internal control over financial reporting, included in this Annual Report on Form 20-F for the year ended December 31, 2015.

Mexico City, Mexico

May 2, 2016

/s/ Galaz, Yamazaki, Ruiz Urquiza, S.C.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited